January 25, 1999



BETAustralia, LLC
901 Dove Street, Suite 230
Newport Beach, Ca.  92660
Attention:        Chris Steinhauser

Re:      ATP 554 P
         Queensland, Australia

Gentlemen:

This letter when fully executed, including the terms and provisions provided for herein, shall constitute an agreement between Dyad - Australia, Inc. (Dyad) and BETAustralia LLC (Beta).

Dyad - Australia, Inc. is the holder of an exploration permit described as Authority to Prospect 554P in Queensland, Australia. The permit covers an area of 35 blocks as described in Exhibit A attached hereto.

Dyad has entered into an agreement with Duke Energy International of Brisbane, Queensland for the funding of additional seismic data acquisition and the drilling of an exploration well. Under the terms of the agreement with Duke Energy, a copy of which is attached and made a part of this agreement, Dyad - Australia will have the opportunity to buy into the exploratory well on a cost only basis and after the well has been drilled and evaluated. Dyad also has the option of postponing its buy-in until later stages in the development program. The exact terms are more fully described in the agreement between Duke and Dyad.

Subject to the terms of this agreement Dyad agrees to assign to Beta 20% of Dyad's rights under the first and subsequent Dyad Buy-In Options set out on page 2 and 3 of the Duke agreement specifically reserving to Dyad the existing 8% royalty interests covered in the Duke agreement under "Existing Royalties." For example, assuming Dyad and its group of investors elects to buy in at Stage 1 of the program, thereby acquiring a 50% interest, the net working interest to Beta shall be 10% (20% x 50%).

Should the Dyad group elect to acquire an economic interest under Stage 2 of the Duke agreement, Beta's interest shall be 20% of that acquired interest. (i.e.:20% x Interest.)

Assignment of the above described interest is subject to the following terms and conditions:

1.                         Beta agrees to pay Dyad - Australia, Inc. a sum of US
                           $100,000  at  the  time  this  letter   agreement  is
                           executed and delivered to Dyad.

2. An Operating Agreement between Dyad-Australia, Inc., as Operator, or a third party acceptable to Dyad and Duke, as Operator, and Duke, as Non-Operator, the terms and conditions of which Operating Agreement are to be negotiated by and mutually acceptable to Dyad and Duke, at their sole discretion.

     1. The election to either buy into the exploratory well and prospect at Stage 1 of the Duke agreement or at some point in Stage 2, shall be by a vote of the majority of the interest owners based on their percentage of ownership in the Duke agreement. The parties to this agreement and their percentage of ownership are set out in Exhibit "A." Each party shall have 10 days after receipt of written notice by Dyad of the election to or not to Buy-In pursuant to the Duke agreement. Failure of a party to forward its ballot within the 10-day period shall be deemed a vote not to Buy-In.

     3. In the event the majority percentage of ownership elects to participate in a Buy-In under the Duke agreement, Dyad will give each party voting against said Buy-In the chance to participate in the decision of the majority by giving Dyad written notice of its election to participate in the Buy-In within 5 days of notice from Dyad of the election results. In the event said party still does not wish to participate in the majority decision or fails to respond to the election notice within said 5-day period, the non-participating party shall forfeit all of his, her and/or its interest in all rights in the Duke agreement and agrees to execute any documents reflecting said forfeiture. Thereafter, each participating party, after receipt of written notice from Dyad, shall advise Dyad, within 5 days of written notice from Dyad, of its desire to (a) limit its ownership in the agreement to the interest reflected on Exhibit "A" or (b) assume its proportionate part of the non-participating parties' interest. Failure to advise Dyad shall be deemed an election to limit the participating party to its original interest. Following the election to purchase an economic interest under the Duke agreement and subsequent election to or not to bear more interest, Dyad will invoice each participating party for his, her and or its proportionate share of all costs, including any additional share assumed from the forfeited interest. Thereafter, each party shall have 30 days after receipt of said invoice within which to pay the invoice amount either by wire transfer and/or cashier's check. In the event any party fails to make the required payment within 5 days after written notification of said party's failure to make the payment within the 30-day period, said party shall forfeit all of his, her and/or its interest in all rights in the Duke agreement and agrees to execute any documents reflecting said forfeiture.

     4. The interest herein conveyed is subject to a 10% royalty to the State of Queensland, Australia and a total of 8% overriding royalty which is further described in the Duke agreement under "Existing Royalties".

     6. A preferential right to purchase is retained by Dyad - Australia, Inc. with respect to the sale or transfer of the interest here-in conveyed. A party desiring to sell any or all of its interest created under this agreement shall notify Dyad - Australia in writing of the name of purchaser and the terms of the proposed sale. Dyad shall have a period of 30 days in which to purchase the interest under the same terms and price or elect not to acquire the interest. Specifically excluded from the preferential right to purchase is the transfer of interest to a subsidiary or affiliate of Beta.

     7. Any expenses incurred by Dyad in the management and administration of the subject venture including a $250 per month overhead fee shall be reimbursed proportionally to Dyad by the parties to this agreement.

     8. This agreement shall be construed, governed and enforced by the laws of the County of Midland, State of Texas, and all payments are payable in Midland County, Texas unless otherwise instructed by Dyad.

If the foregoing terms are acceptable please indicate Beta's acceptance by returning an executed notarized copy of this agreement to Dyad's office's within 15 days of the above date.




                                                          Sincerely yours,

                                                          DYAD - AUSTRALIA, INC.



                                                          /s/Tom D. Dyches
                                                             President



-------------------------------
BETA OIL & GAS, INC.


By:/s/Steve Antry    Title: President



STATE OF _________________________ ss.

ss.

COUNTY OF________________________ ss.



BEFORE Me, the undersigned authority, on this day personally appeared __________________________________, known to me to be the person whose name is subscribed to the foregoing instrument, as_____________________________ of_______________________________ and acknowledged to me that He executed the same for the purposes and consideration therein expressed, in the capacity stated, and as the act and deed of said corporation. Given under my hand and seal of office this the _____ day of_______________, 19_____.


-------------------------------
Notary
Public

                                    EXHIBIT A
                                       to
              DYAD AUSTRALIA INC. AGREEMENT, DATED JANUARY 25, 1999
                        (ONFIDENTIAL TREATMENT REQUESTED)